UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

MEMORANDUM

To:	All UMH employees
From:	Samuel A. Landy, President and CEO
Date:	January 7, 2019
Re:	Year-end summary and goals for 2019

We have closed a stellar year of managing, improving, and expanding our communities. We now have 118 communities containing approximately 21,500 developed homesites. During the year we sold homes to over 280 satisfied customers. Of these home sales, over 120 were new home sales. Our loan portfolio continues to grow, and we now successfully manage over 800 home loans with an outstanding principal balance of approximately $30 million. Our rental home portfolio grew by over 800 homes. We now provide rental housing for over 6,000 families. We acquired 6 communities containing approximately 1,600 sites of which 79% were occupied. We completed capital improvements, received approvals for expansions and submetered water and sewer at 9 communities. Everyone should be congratulated for all their hard work during 2018.

We look forward to another successful year of operations. We should go into 2019 with the following goals:

1.	Acquire a minimum of 1,200 home sites.
2.	Construct over 300 expansion sites.
3.	Work with local politicians, the Manufactured Housing Institute and state manufactured housing associations to get legislation passed that will make it easier to build and expand manufactured home communities.
4.	Add another 800 rental units.
5.	Maintain 93%+ rental occupancy.
6.	Increase overall occupancy by 400 or more units.
7.	Sell 400 homes.
8.	Limit increases in expenses as much as possible.
9.	Continue to keep our bad debt under 2% of rental income and loans.
10.	Continue to manage quality communities with strong curb appeal.
11.	Continue to upgrade and improve operations for our recent acquisitions.
12.	Continue to be a leader in marketing, including video marketing, for our industry.
13.	Continue to be family to all who work with us.

We are looking forward to another great year!

A NYSE Company: Symbol - UMH

since 1968